Exhibit 10.12
CONTRIBUTION AGREEMENT
     This Contribution Agreement (this “Agreement”), dated as of October 25, 2010, is made and entered into by and between JWC Acquisition Corp. (the “Company”) and JWC Acquisition, LLC, a Delaware limited liability company, (the “Sponsor”).
     WHEREAS, pursuant to that certain Securities Purchase Agreement, effective as of August 5, 2010, by and between the Company and the Sponsor (the “Securities Purchase Agreement”), the Sponsor purchased 2,464,286 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”);
     WHEREAS, pursuant to the Company’s registration statement filed with the Securities and Exchange Commission on Form S-1, No. 333-168798 (the “Registration Statement”), the Company is contemplating conducting an initial public offering of units, each unit consisting of one share of Common Stock and one warrant, and decreasing the contemplated size of such initial public offering of units from $150,000,000 to $125,000,000; and
     WHEREAS, the Sponsor wishes to return to the Company for cancellation 124,170 shares of Common Stock (in an amount pro rata to the reduction of such initial public offering), such that the Sponsor, John K. Haley and Sonny King will in the aggregate beneficially own 14.0% of the outstanding shares of Common Stock following the consummation of such initial public offering of units.
     NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     Section 1 Assignment of Shares. The Sponsor hereby assigns and surrenders to the Company for cancellation 124,170 shares of Common Stock. After giving effect to the cancellation of such shares of Common Stock, the Sponsor acknowledges that it holds 2,340,116 shares of Common Stock.
     Section 2 No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.
     Section 3 Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JWC ACQUISITION CORP.

By:	/s/ Adam L. Suttin

Name:	Adam L. Suttin
Title:	President

SPONSOR: JWC ACQUISITION, LLC

By:	/s/ Adam L. Suttin

Name:	Adam L. Suttin
Title:	Vice President
Signature Page to Sponsor Contribution Agreement